PREMIER WEALTH ANNOUNCES APPOINTMENT OF
NEW CHIEF FINANCIAL OFFICER

LUXEMBOURG - (BUSINESS WIRE) - September 4, 2007 - Tally-Ho Ventures, Inc., d/b/a Premier Wealth Management, Inc., (OTCBB:TLYH), today announced the appointment of Frank Elenio as the Company’s new Chief Financial Officer effective immediately. Mr. Elenio will replace Jose Meleth who will remain as a member of Premier’s Board of Directors and will assist with Elenio’s transition to this senior financial post.

Mr. Elenio joins Premier with over 19 years public and private accounting experience. Prior to joining Premier, Mr. Elenio has been the Chief Financial Officer for AMEX listed Wilshire Enterprises, a real estate investment company. Mr. Elenio has also been Chief Financial Officer at GoAmerica, Inc., and RoomLinX, Inc., both publicly traded entities. While at GoAmerica, Mr. Elenio was directly involved in the company’s initial public offering (IPO) where GoAmerica raised $160 million in April 2000. Additionally, prior to GoAmerica’s IPO, the company raised over $40 million in private equity under Mr. Elenio’s leadership. Initially the Corporate Controller for KTI, Inc., a waste recycling company, Mr. Elenio was promoted to Vice President of Finance and was instrumental in KTI’s move to the NASDAQ. Mr. Elenio is a Certified Public Accountant in New Jersey and he holds an MBA in Finance from Seton Hall University where he currently teaches Business Finance to undergraduates, as an adjunct professor.

“In light of Premier’s accelerating growth and expanding global business interests, we are pleased to welcome Frank to our executive leadership team,” stated Nigel Gregg, Chief Executive Officer of Premier. “His proven finance and accounting experience and expertise will play an important role is ensuring that Premier maintains full transparency in our financial reporting practices as we proceed towards listing on a national exchange and executing the next exciting phase of our long term growth strategy.”

About Tally-Ho Ventures, Inc., d/b/a Premier Wealth Management, Inc.
Incorporated in the State of Delaware, and headquartered in Cyprus, Premier Wealth Management is currently executing a business strategy designed to position the Company as a preferred provider of highly personalized private wealth advisory and investment management services to mid and high net worth individuals and families across Europe and the Far East. Since early 2006, Premier has completed the acquisition and integration of three financial services companies based in Europe, amassing financial assets of approximately 22,000 mid and high net worth investors in 50 countries, collectively representing over $2.25 billion in assets under management.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, the independent authority of the special committee to act on the matters discussed, the successful negotiation of the acquisition and disposal of transactions described above, successful implementation of the company's business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. In addition, other factors that could cause actual results to differ materially are discussed in the Company's most recent Form 10-QSB and Form 10-KSB filings with the Securities and Exchange Commission.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:
ELITE FINANCIAL COMMUNICATIONS GROUP, LLC
Daniel Conway, Chief Strategist, 407-585-1080 or via email at TLYH@efcg.net